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                                                                   EXHIBIT 12.2


        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                       Including interest on deposits

                                    1996        1995        1994         1993         1992
                                         (Dollars in Thousands)


Net Income (loss)                   11,597      10,387       8,113       4,636          175

Income tax expense (benefit)         6,153       4,729       1,533         483          215
                                 ----------  ----------   ---------   ---------    ----------
Pretax earnings (loss)              17,750      15,116       9,646       5,119          390
                                 ----------  ----------   ---------   ---------    ----------
                                 ----------  ----------   ---------   ---------    ----------
Fixed Charges:
One-third of rental expense
which approximated the interest
factor                                 768         682         509         479          468


Interest on borrowed funds          32,354      29,143      22,029      22,920       29,127
                                 ----------  ----------   ---------   ---------    ----------
Total Fixed charges                 33,122      29,825      22,538      23,399       29,595
                                 ----------  ----------   ---------   ---------    ----------
                                 ----------  ----------   ---------   ---------    ----------

Earnings (for ratio calculation)    50,872      44,941      32,184      28,518       29,985
                                 ----------  ----------   ---------   ---------    ----------
                                 ----------  ----------   ---------   ---------    ----------
Ratio of earnings to fixed
charges                               1.54         1.51        1.43       1.22         1.01
